Exhibit 5.7

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201

Date: AUG 06 2002	Employer Identification Number: 58-1812847
ROPER CORP C/O GAYLE B MCGRATH	DLN: 17007058028002
WYATT TARRANT & COMBS LLP 250 W MAIN ST STE1500	Person to Contact: RICHARD DOMENICONE	ID# 11603
LEXINGTON, KY 40507-0000	Contact Telephone Number: (877) 829-5500
Plan Name: ROPER VOLUNTARY STOCK OWNERSHIP PLAN
Plan Number: 001

Dear Applicant:

We have made a favorable determination on the plan identified above based in the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance in this letter.

Continued qualification of the plan under its present form will depend in its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of his favorable determination letter based on the determination requests elected on you application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated August 2, 2002. The proposed amendments should be adopted on or before the date prescribed by the regulations under code section 401(b).

This determination letter is applicable for the amendment(s) executed on December 21, 2001.

This determination letter is also applicable for the amendment(s) date on July 18, 2001.

This plan satisfies the requirements of Code section 4975(8)(7).

Letter 835 (DO/CG)

18

ROPER CORP

This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act. Pub. L. 103-465. the Small Business Job Protection Act of 1996. Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

This letter may not be relied on with respect to whether the plan satisfies the requirements of section- 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the CPO card.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

Paul T. Schultz
Director,
Employee Plans Rulings & Agreements

Enclosures:

Publication 794

Letter 835 (DO/CG)